Exhibit 10.14

SECOND AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

This Amendment to Management Services Agreement (this “Amendment”) is made effective as of September __, 2022, by and between Nava Health MD, LLC (“Manager”), and Nava Health Medical Group, LLC (“Practice”), and amends that certain Management Services Agreement between the parties dated January 1, 2021, as previously amended (the “Agreement”), as follows:

1.	General. Any terms defined in the Agreement shall, if used herein (and not otherwise defined herein), have the meaning provided to them in the Agreement. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

2.	Amendments. The following is hereby inserted as new Sections 2.18 and 2.19 of the Agreement:

“2.18 Assignment of Intellectual Property to Manager

Practice agrees to assign and hereby does irrevocably assign to Manager all of Practice’s right, title, and interest in and to any and all Intellectual Property Rights invented, developed, created, conceived, or reduced to practice by or on behalf of Practice during the Term (“Practice Developed IP”). In furtherance of the foregoing, Practice shall cause its employees and contractors to irrevocably assign to Practice any and all Practice Developed IP. “Intellectual Property Rights” means all (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know- how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

2.19 License of Intellectual Property to Practice

Manager hereby grants to Practice during the Term a limited, revocable, non-exclusive, non-transferable, non-sublicensable license to use, perform, display, execute, reproduce, distribute, transmit, modify (including to create derivative works), import, make, have made, sell, offer to sell, and otherwise exploit the Practice Developed IP and the Manager Technology (but not including the Manager’s Marks, which are licensed subject to Section 2.16), solely in connection with the internal business operations of Practice. “Manager Technology” means the Nava Client, Vitality Plans and other technology owned by Manager that relates to Practice’s business.”

3.	Full Force and Effect. Except as expressly modified hereby, the Agreement shall remain in full force and effect.

4.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument. Facsimile and electronically scanned signatures shall be sufficient as an original signature.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

NAVA HEALTH MD, LLC		NAVA HEALTH MEDICAL GROUP, LLC

By:	/s/ CC Jacques	By:	/s/ C. Douglas Lord
Name:	CC Jacques	Name:	C. Douglas Lord
Title:	CFO	Title:	Owner